Exhibit 99.1

FOR IMMEDIATE RELEASE

             IMPATH ANNOUNCES INVESTIGATION INTO POSSIBLE ACCOUNTING
                                 IRREGULARITIES

New York, New York, July 30, 2003 -- IMPATH Inc. (Nasdaq NM: IMPH) today announced that the Audit Committee of the Company has initiated an investigation into possible accounting irregularities involving its accounts receivable which the Company believes have been overstated. The Company noted that given the preliminary stage of the investigation, it cannot determine the financial impact but believes that it will be material. Because of the investigation, investors should not rely on the consolidated financial statements or the independent auditors reports, where applicable, contained in the Company's previously filed periodic reports, including those set forth in the Company's Annual Reports on Form 10-K for 2002 and prior periods, and the most recently filed Quarterly Report on Form 10-Q for the period ended March 31, 2003. In addition, in the process of the Company's review of the carrying value of its GeneBank(TM) asset, the Company discovered discrepancies relating to the amounts capitalized to date on this asset. This investigation will likely lead to a restatement of results from prior periods and prior years, and the continued evaluation of assets may result in one-time charges for the second quarter, contributing to an overall net loss for the year. The Audit Committee intends to retain independent counsel and an independent forensic accounting group to conduct the investigation.

      The Company has also notified its lenders under its senior secured credit facility that the financial reports and certificates previously delivered as required under the facility, may have been inaccurate as a result of these issues.

      The Company also announced the resignations of its Vice President of Finance and its Corporate Controller effective immediately. To assist the Company in its financial operations and reporting, and its liquidity and to allow the Company to continue to focus on driving the business, the Company has engaged a corporate restructuring group. In light of the Company's limited available cash, a key objective will be to ensure sufficient liquidity to meet the Company's obligations for the foreseeable future.

      The Company does not intend to report results for the second quarter or provide revised guidance for the full year until the investigation of the accounting irregularities and discrepancies is complete. The Company does not expect to timely file its Quarterly Report on Form 10-Q for the second quarter. The Company, however, expects operating results for the second quarter and the year to be well below analysts' consensus estimates. This is largely due to slower than expected sales in Physician Services (IPS) and Predictive Oncology
(IPO) and increases in expense, including one-time operating events


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such as the previously announced reduction in force, closing of the Company's
Cypress, California facility and the impact of any restatement of the Company's results.

      Carter H. Eckert, Chairman and Chief Executive Officer of the Company, said, "As we have said in the past, the Company has a zero tolerance policy on these matters at every level in the organization. Our commitment to our clients and shareholders remains of paramount importance. We are taking swift and decisive actions to assess the situation, determine the nature and extent of the financial impact and implement the appropriate remedial steps and controls to ensure that we provide financial reports that are accurate and reliable.

      "As we delve into these critical issues, we will continue to focus on a targeted growth strategy around our core Physician Services business. We are dedicated to implementing improved operating strategies and delivering high-quality service to our clients with the goal of improving the lives of cancer patients."

      IMPATH is in the business of improving outcomes for cancer patients. The Company is a leading source of cancer information and analyses with a database of over 1 million patient profiles and outcomes data on more than 2.3 million individuals. IMPATH Physician Services uses sophisticated technologies to provide patient-specific cancer diagnostic and prognostic information to more than 8,700 pathologists and oncologists in over 2,100 hospitals and 630 oncology practices. Utilizing its comprehensive resources, IMPATH Predictive Oncology serves genomics, biotechnology and pharmaceutical companies involved in developing new therapeutics targeted to specific, biological characteristics of cancer. IMPATH Information Services provides software products, including PowerPath(R) and the IMPATH Cancer RegistryTM for the collection and management of diagnostic data and outcomes information. The Company's software products are currently being utilized in nearly 1,000 hospitals, academic centers and independent laboratories across the country.

This press release may contain statements that the Company believes are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as the Company "believes," "expects," "anticipates," "intends," "plans," "foresees" or other similar words or phrases. Similarly, statements that describe the Company's projected growth and goals and its plans for expansion also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties, many of which are outside of management's control, and which could cause the Company's actual results to differ materially from those contemplated by the relevant forward-looking statement. Some of the most significant factors that could cause the actual results to differ materially from the forward-looking statements, alone or in combination, would be the results of the current investigation into accounting irregularities and discrepancies, the adverse impact on the Company's liquidity that could result from actions of the Company's senior secured lenders, the outcome of any legal proceeding or any SEC investigation relating to the Company, any adverse response of any of the Company's vendors, customers, media and others relating to the Company's


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financial statements and accounting processes, policies and procedures, and significant employee or management departures.

In addition to the foregoing, additional factors could be the failure to continue to successfully integrate the businesses acquired by the Company, unanticipated disagreements with the Company's joint venture or other partners, unanticipated changes in the healthcare industry (as a result of cost containment measures, changes in governmental regulation, including reimbursement programs and patient confidentiality issues, or other factors), an inability to successfully integrate the Company's new laboratory and billing system, the adverse effect of any legal proceedings involving the Company, an unanticipated failure in the commercialization of the Company's biopharmaceutical products, or an unanticipated loss of business. In addition, the September 11, 2001 terrorist attacks and change in international political conditions as a result of these events may continue to affect the United States and the global economy and increase other risks.

Readers are urged to consider all of these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this press release and the Company undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Contact:

Iris D. Daniels, Vice President, Investor Relations and Corporate
Communications, IMPATH Inc. (212) 698-0300


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